Exhibit 7(b)

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of July 20, 2000 (this "AMENDMENT"), amending the STOCK PURCHASE AGREEMENT of July 3, 2000 (the "AGREEMENT:), is by and between CENTURY LABORATORIES, INC., a Delaware corporation ("CLI"), the Board of Directors of CLI who hereby give their unanimous consent to this agreement ("the Board"), and Robert Bryan and/or Assigns ("RGB"). CLI acknowledges and agrees that the terms and provisions of this AMENDMENT, including without limitation the shares of stock transferable hereunder, may be assigned.

The AGREEMENT is hereby amended to read as follows:

Clause 3. is hereby amended to read as follows:

       3. CLOSING DATE; PLACE OF CLOSING; The CLOSING DATE shall be on or before July 31, 2000.

       The CLOSING DATE can be changed by mutual agreement but in no event shall the CLOSING DATE extend beyond 30 days from the date of signing this agreement. PLACE OF CLOSING shall be the offices of ARTFIELD INVESTMENTS 15301 Ventura Blvd. #300, Sherman Oaks, CA 91403.

By mutual agreement, the above AMENDMENT to AGREEMENT is adopted by all parties.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT as of the date first above written.


CENTURY  LABORATORIES,  INC.
a  Delaware  corporation


By:/s/
   -----------------------------
   EDWIN  MENDLINGER,  PRESIDENT


By:/s/
   -----------------------------
   LOUIS  BIRNER,  SECRETARY


By:/s/
   -----------------------------
   EDWIN  MENDLINGER,  DIRECTOR


By:/s/
   -----------------------------
   LOUIS  BIRNER,  DIRECTOR


Robert  Bryan  and/or  Assigns

By:/s/
   -----------------------------
   Robert  G.  Bryan